Exhibit (j)

                       CONSENT OF INDEPENDENT ACCOUNTANTS
                       ----------------------------------



We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 41 to the registration statement on Form N-1A ("Registration Statement") of our report dated July 18, 2003 to the financial statements and financial highlights which appear in the May 31, 2003 Annual Report to Shareholders of Scudder Intermediate Tax/AMT Free Fund (formerly Scudder Medium Term Tax-Free Fund) (a series of Scudder Tax Free Trust), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Independent Accountants and Reports to Shareholders", "Financial Highlights" and "Financial Statements" in such Registration Statement.



/s/PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Boston, Massachusetts
September 29, 2003